Exhibit 99.1

Contact:
Quintin Lai Vice President, Investor Relations (610) 594-3318

West Announces Second Quarter 2016 Results
- Conference Call Scheduled for 9 a.m. EDT Today -

Exton, PA July 28, 2016 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the second quarter 2016 and updated financial guidance for the full-year 2016.

Second Quarter 2016 Highlights

•	Reported net sales of $388.0 million grew 7.9% over the prior-year quarter. Net sales at constant currency grew by 8.2%.

•
Second quarter 2016 reported diluted EPS was $0.60 as compared to $0.38 in the prior-year quarter. Excluding restructuring and retirement charges from both periods, adjusted diluted EPS was $0.59, a growth of 26% over the prior-year quarter.

•	Raising full-year 2016 net sales and the lower-end of adjusted diluted EPS guidance range.

•	Full-year net sales are now expected to be between $1.505 billion and $1.520 billion compared to prior range of $1.49 billion to $1.51 billion.

•	Full-year 2016 adjusted diluted EPS is now expected to be between $2.15 and $2.25 compared to a prior range of $2.12 to $2.25.

“Adjusted diluted EPS” and “net sales at constant currency” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.
Executive Commentary
“We had a successful quarter with solid organic sales growth, increased gross and operating profit margins and new product launches and approvals,” said Eric M. Green, President and Chief Executive Officer. “Led by our Commercial group, both the Proprietary Products and Contact-Manufactured Products segments contributed to overall organic sales growth, with broad-based growth in all three market units of Biologics, Generics and Pharma. We continue to see double-digit sales growth in our high-value product offerings including Westar RS® and Westar RU®, Daikyo®, FluroTec® and NovaPure® components.”
“We had another strong quarter of gross margin expansion fueled by high-single digit organic sales growth, favorable product mix and operational efficiencies. I am pleased that our Global Operations initiatives are successfully increasing throughput and reducing lead times. As a result, we saw a sequential quarterly reduction in backlog levels and remain on track with our target of achieving faster lead times in the second half of the year and reducing backlog levels that better match underlying demand.”
“Earlier this month, the U.S. Food and Drug Administration (FDA) approved the first combination product that incorporates an injectable drug with West’s SmartDose® technology for use in the United States. This milestone exemplifies West’s strategy of providing the highest quality components and systems to meet our customers’ needs for injectable drug delivery solutions; in this case, an integrated containment system that combines the novel SmartDose device with a Daikyo Crystal Zenith® container and a Flurotec® piston. I am proud of the work of our Innovation and Technology team and partners to achieve this milestone. The many years of work and dedication to this project have paved the way for new opportunities for the on-body delivery of injectable drugs.”
Mr. Green concluded, “Since the launch of our market-led strategy and business realignment at the start of the year, our teams have performed well, and the company is well positioned for future success. We continue to see solid end-market demand in our Proprietary Products segment and expect to see higher organic sales growth in our Contract-Manufactured Products segment in the second half of the year. With these trends, we are raising our full-year 2016 organic sales growth guidance to a new range of between 7% and 9% and are raising the lower-end of our adjusted diluted EPS guidance.”
Second Quarter 2016 Results
Gross profit margin improved to 34.4%, an increase of 160 basis points compared to the prior-year quarter. Proprietary Products gross profit margin increased to 38.5% primarily due to product mix improvements and production efficiencies. Contract-Manufactured Products gross profit margin increased to 17.6% primarily due to a favorable mix of drug delivery and diagnostic product sales and production efficiencies.
Second quarter 2016 reported operating profit margin was 15.8%, compared with 10.9% in the prior-year quarter. Excluding 2016 restructuring activities and 2015 executive retirement and related costs, adjusted operating profit margin was 15.4%, an increase of 150 basis points compared to the 2015 quarter.
Second Quarter 2016 Business Segment Results
Proprietary Products ($311.0 million, 80% of overall net sales)
Proprietary Products reported sales growth was 8.4% over the prior-year quarter. On a constant-currency basis, organic sales growth was 8.9%, led by double-digit growth in the Generics markets and high-single digit sales growth in the Pharma and Biologics markets. High-value product offerings had organic sales growth of 17%, and represented more than 50% of Proprietary Products net sales for the quarter.

The Proprietary Products backlog of committed orders at June 30, 2016 was $417 million, an increase of 20% at constant currency compared to June 30, 2015. As expected, Global Operations initiatives have begun to alleviate extended lead times for certain high-value product offerings, and the backlog has declined since its peak in January 2016.
Operating profit for the segment was $66.2 million, resulting in an operating profit margin of 21.3%, compared to $57.6 million and 20.1% in the 2015 period. The margin increase was primarily due to an improvement in gross profit margin partially offset by increased labor costs and R&D investments in our proprietary portfolio.
Contract-Manufactured Products ($77.2 million, 20% of overall net sales)
Contract-Manufactured Products reported sales growth was 5.6% over the prior-year quarter. On a constant-currency basis, organic sales growth was 5.1%, primarily due to higher drug delivery and diagnostic product sales.
Operating profit for the segment was $9.7 million, resulting in an operating profit margin of 12.6%, compared to $8.2 million and 11.2% in the 2015 period. The margin increase was due to an improvement in gross profit margin partially offset by increased labor and overhead costs.
Corporate and Other
General corporate costs declined by $0.1 million to $9.1 million. Stock-based compensation costs declined $0.2 million to $4.9 million. U.S. pension expense increased $0.7 million, to $2.2 million.
The effective tax rate used in determining reported net income was 28.6% for the second quarter of 2016, compared to 25.5% in the prior-year quarter. The effective tax rate in the second quarter of 2015 included a tax benefit associated with the executive retirement charge discussed in the “Non-GAAP Financial Measures” section of this release. The effective tax rate used in determining adjusted net income was 28.2% as compared to 28.1% in the same quarter of 2015.
During the quarter, the Company repurchased 110,700 shares for $8.1 million. During the first six months of 2016, the Company has repurchased 253,500 shares for $17.2 million. There are up to 446,500 shares remaining to be repurchased in the program authorized in December 2015.

Full-Year 2016 Financial Guidance

West’s expected full-year 2016 net sales, margin and EPS guidance are as follows:

(in millions, except EPS)	2016 Updated Guidance	Prior Guidance
Consolidated net sales	$1,505 to $1,520	$1,490 to $1,510
Consolidated gross profit margin (% of net sales)	33.6% to 34.0%	33.5% to 34.0%
Proprietary Products net sales	$1,195 to $1,200	$1,180 to $1,190
Proprietary Products Gross profit margin (% of net sales)	37.9% to 38.4%	37.7% to 38.2%
Contract-Manufactured Products net sales	$310 to $320	$310 to $320
Contract-Manufactured Products Gross profit margin (% of net sales)	17.1% to 17.6%	17.4% to 18.4%
Full-Year adjusted diluted EPS*	$2.15 to $2.25	$2.12 to $2.25

* Adjusted diluted EPS is a non-GAAP measurement. See discussion under the heading “Non-GAAP Financial Measures” in this release.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.12 for the remainder of 2016. The comparable weighted-average euro/U.S. dollar exchange rate for 2015 was $1.11.

The Company expects that its annual effective tax rate, used in determining adjusted net income and adjusted diluted EPS, will be approximately 28.5%.
The Company estimates its 2016 capital spending at between $150 million and $175 million.
Second Quarter 2016 Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 50076663.
A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the site three hours after the live call and will be available through Thursday, August 4, 2016, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 50076663.

Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “expected,” “to be,” “alleviate,” “remain,” “continue,” “increasing throughput,” “on track,” “raising,” “will be,” “estimates,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the years ended December 31, 2015.
Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures
This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency (organic sales growth)

•	Adjusted operating profit

•	Adjusted operating profit margin

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt-to-total invested capital

West believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
Our executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period. In calculating adjusted operating profit, adjusted income tax expense, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically-identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.

The following is a description of the items excluded from adjusted operating profit, adjusted income tax expense, adjusted net income and adjusted diluted EPS for the three and six-month periods presented in the accompanying tables:
Restructuring and related charges - During the three months ended June 30, 2016, the Company recorded $1.5 million in reversals of previously-recorded restructuring and related charges. During the six months ended June 30, 2016, the Company incurred $21.4 million in restructuring and related charges, including $6.4 million for cash severance charges on personnel reductions and $15.0 million for non-cash asset write-downs associated with the discontinued use of certain trademarks and equipment.
Venezuela currency devaluation - During the six months ended June 30, 2016, the Company recorded a charge of $2.7 million related to the devaluation of the Venezuelan Bolivar from the previously-prevailing official exchange rate of 6.3 Bolivars to USD to 10.0 Bolivars to USD.
Executive retirement and related costs - During the three and six months ended June 30, 2015, the Company recorded a $10.9 million charge for executive retirement and related costs.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2016		2015		2016		2015
Net sales	$388.0	100%	$359.7	100%	$750.1	100%	$695.6	100%
Cost of goods and services sold	254.7	66	241.5	67	493.5	66	467.7	68
Gross profit	133.3	34	118.2	33	256.6	34	227.9	32
Research and development	8.8	2	8.1	2	18.2	2	15.6	2
Selling, general and administrative expenses	62.5	16	60.8	17	120.6	16	116.0	16
Other expense, net	0.8	—	10.2	3	26.6	4	9.4	1
Operating profit	61.2	16	39.1	11	91.2	12	86.9	13
Interest expense, net	1.7	—	3.0	1	3.9	—	6.7	1
Income before income taxes	59.5	16	36.1	10	87.3	12	80.2	12
Income tax expense	17.0	4	9.2	2	23.9	3	21.7	3
Equity in net income of affiliated companies	2.2	1	0.9	—	3.5	—	2.2	—
Net income	$44.7	11%	$27.8	8%	$66.9	9%	$60.7	9%

Net income per share:
Basic	$0.61		$0.39		$0.92		$0.84
Diluted	$0.60		$0.38		$0.90		$0.83

Average common shares outstanding	73.3		72.0		72.9		71.9
Average shares assuming dilution	74.8		73.7		74.5		73.5

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales:	2016	2015	2016	2015
Proprietary Products	$311.0	$286.9	$601.8	$552.2
Contract-Manufactured Products	77.2	73.2	148.8	143.9
Eliminations	(0.2)	(0.4)	(0.5)	(0.5)
Consolidated Total	$388.0	$359.7	$750.1	$695.6

Operating Profit (Loss):
Proprietary Products	$66.2	$57.6	$128.1	$111.8
Contract-Manufactured Products	9.7	8.2	16.7	14.4
U.S. pension expense	(2.2)	(1.5)	(4.4)	(2.9)
Stock-based compensation expense	(4.9)	(5.1)	(9.5)	(10.4)
General corporate costs	(9.1)	(9.2)	(15.6)	(15.1)
Adjusted Operating Profit	$59.7	$50.0	$115.3	$97.8
Adjusted Operating Profit Margin	15.4%	13.9%	15.4%	14.1%

Restructuring and related charges	1.5	—	(21.4)	—
Venezuela currency devaluation	—	—	(2.7)	—
Executive retirement and related costs	—	(10.9)	—	(10.9)
Reported Operating Profit	$61.2	$39.1	$91.2	$86.9
Reported Operating Profit Margin	15.8%	10.9%	12.2%	12.5%

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Three months ended June 30, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$61.2	$17.0	$44.7	$0.60
Restructuring and related charges	(1.5)	(0.5)	(1.0)	(0.01)
Venezuela currency devaluation	—	(0.2)	0.2	—
Adjusted (Non-GAAP)	$59.7	$16.3	$43.9	$0.59

Six months ended June 30, 2016	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$91.2	$23.9	$66.9	$0.90
Restructuring and related charges	21.4	7.4	14.0	0.19
Venezuela currency devaluation	2.7	—	2.7	0.03
Adjusted (Non-GAAP)	$115.3	$31.3	$83.6	$1.12

Three months ended June 30, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$39.1	$9.2	$27.8	$0.38
Executive retirement and related costs	10.9	4.0	6.9	0.09
Adjusted (Non-GAAP)	$50.0	$13.2	$34.7	$0.47

Six months ended June 30, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$86.9	$21.7	$60.7	$0.83
Executive retirement and related costs	10.9	4.0	6.9	0.09
Adjusted (Non-GAAP)	$97.8	$25.7	$67.6	$0.92

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three months ended June 30, 2016	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$311.0	$77.2	$(0.2)	$388.0
Effect of changes in currency translation rates	1.5	(0.3)	—	1.2
Net sales at constant currency (Non-GAAP)(1)	$312.5	$76.9	$(0.2)	$389.2

Six months ended June 30, 2016	Proprietary	CM	Eliminations	Total
Reported net sales (GAAP)	$601.8	$148.8	$(0.5)	$750.1
Effect of changes in currency translation rates	10.4	(0.2)	—	10.2
Net sales at constant currency (Non-GAAP)(1)	$612.2	$148.6	$(0.5)	$760.3

Reconciliation of adjusted diluted EPS guidance to reported diluted EPS guidance

Full Year 2016 Guidance(2) (3)
Adjusted diluted EPS guidance	$2.15 to $2.25
Estimated restructuring charges	(0.23 to 0.28)
Estimated currency devaluation (Venezuela)	(0.03 to 0.08)
Reported diluted EPS guidance	$1.79 to $1.99

(1)
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

(2)	See "Full-Year 2016 Financial Guidance" and “Non-GAAP Financial Measures” in today's press release for additional information regarding adjusted diluted EPS.

(3)	Guidance includes various currency exchange rate assumptions, most significantly the euro at $1.12 for the remainder of 2016. Actual results will vary as a result of exchange rate variability.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Six Months Ended June 30,
	2016	2015
Depreciation and amortization	$45.0	$44.2
Operating cash flow	$79.2	$75.6
Capital expenditures	$74.0	$57.1

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of June 30, 2016	As of December 31, 2015
Cash and cash equivalents	$202.7	$274.6
Debt	$231.4	$298.2
Equity	$1,109.4	$1,023.9
Net debt-to-total invested capital(4)	2.5%	2.3%
Working capital	$419.8	$359.4

(4) Net debt and total invested capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo® Crystal Zenith® and Daikyo® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.